Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-236647) on Form S-3 and (No. 333-250131) on Form S-8 of our reports dated February 24, 2023, with respect to the consolidated financial statements of First Citizens BancShares, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Raleigh, North Carolina
February 24, 2023